Exhibit 99.1

Source: Cryomass Technologies

May 16, 2024 07:10 ET

CryoMass Partners with Cannabis Powerhouse LEEF to Deploy Its Cryo Separation Technology

DENVER, May 16, 2024 (GLOBE NEWSWIRE) -- CryoMass Technologies Inc. (the “Company” or “CryoMass”) (OTCQB: CRYM), a pioneering leader in cryogenic refinement systems for trichome- rich crops, today announced the sale of its second CryoSift Separator™ production model ("Unit") for US$1.2 million. This sale was done concurrently with the execution of a multi-party Equipment Lease and Non-Exclusive Patent License agreement with a wholly owned subsidiary of LEEF Brands, Inc. (“LEEF”) (CSE: LEEF, OTCQB: LEEEF), one of California's largest and most sophisticated vertically integrated cannabis companies.

This sale is facilitated by the Non-Dilutive Financing Agreement entered between CryoMass and CRYM Co-Invest GP ("GP") for the sale of up to five Units, as announced in our January 29 press release.

LEEF is managed by some of the best legacy operators in the industry. Their platform consists of an integrated supply chain, state-of-the-art manufacturing, and a robust white labeling service offering that powers some of the largest brands in California.

"In our initial engagement with LEEF nearly a year ago, their proactive stance towards pioneering innovation in the industry was readily apparent. In dynamic markets such as California, innovation serves as the cornerstone for companies like LEEF to secure market dominance and bolster profitability," said Christian Noël, CEO of CryoMass. "With a steadfast commitment to innovation and a wealth of expertise cultivated in California, LEEF is poised not only to thrive but also to disseminate this invaluable knowledge. By forging strategic alliances in emerging cannabis markets, LEEF and CryoMass aim to transcend conventional practices, sparing partners the arduous learning curve of cultivation, harvesting, and processing. LEEF embodies a collective of forward- thinking individuals, aligning seamlessly with CryoMass's ethos of daring to innovate beyond convention."

"We are thrilled to partner with CryoMass and integrate their cutting-edge CryoSift Separator™ technology into our operations," said Micah Anderson, CEO of LEEF. "At LEEF, we pride ourselves on staying ahead of the curve and delivering exceptional products to our customers. CryoMass's innovative approach to biomass refinement perfectly aligns with our commitment to efficiency, quality, and innovation."

LEEF is an ideal customer and partner for CryoMass due to their vertical integration from cultivation to manufacturing. With large-scale manufacturing capabilities covering all types of extraction and concentrate categories, LEEF can fully leverage the benefits of CryoMass's technology to streamline their operations and optimize costs across their entire supply chain.

This strategic partnership marks another significant milestone for CryoMass as it continues to expand its footprint in the rapidly evolving cannabis industry. By collaborating with industry leaders like LEEF, CryoMass reinforces its position as a pioneer in cryogenic biomass refinement, driving innovation and delivering unparalleled value to its customers.

The common stock of CryoMass Technologies Inc. trades on the OTC QB market under the symbol CRYM. For further information, please contact the Company by email at investors@cryomass.com or by telephone at 303-222-8092.

About CryoMass

CryoMass Technologies Inc. develops and licenses cutting-edge equipment and processes to refine harvested cannabis, hemp, and other premium crops. The company’s patented technology harnesses liquid nitrogen to reduce biomass and then efficiently isolate, collect and preserve delicate resin glands (trichomes) containing prized compounds like cannabinoids and terpenes.

Building on this technology, CryoMass has engineered its premier Trichome Separation unit (CryoSift Separator™), optimized via patented cryogenic processes to rapidly capture intact, high- value cannabis and hemp trichomes (CryoSift™). Much like sugar and flour refinements, the resulting CryoSift™ concentrate is a superior product compared to unprocessed biomass. For cultivators, reducing biomass into CryoSift™ slashes volume up to 80%, dramatically lowering storage, handling, and transportation costs. Properly stored, CryoSift™ prevents potency and terpene degradation, preserving value. For processors, the minimized input volume also enables considerable cost savings and logistics advantages. Extracting from CryoSift™ using solvents and manufacturing solventless products unlocks industrial scale yields unattainable otherwise. CryoMass anticipates its efficiencies will catalyze industry-wide shifts in cannabis and hemp post- harvest methods. Additionally, the technology shows promise for diverse trichome-rich plants.

About LEEF Brands Inc.

LEEF Brands Inc. is a leading California-based extraction and manufacturing cannabis company,

recognized for its large-scale vertical integration and as one of the state's most sophisticated operators. With a comprehensive supply chain, cutting-edge manufacturing processes, and a dynamic bulk concentrate portfolio, LEEF powers some of the largest brands in California. For more information, visit www.LeefBrands.com.

This press release is not an offer of securities, or a solicitation for purchase, subscription or sale of securities in the United States of America or in any other jurisdiction in which it would be unlawful to do so.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve known and unknown risks, uncertainties and other factors, including risk factors identified in the Company's SEC filings, and which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, changes in the regulatory environment affecting the sale and use of cannabis or hemp products and of other, potential lines of businesses that the Company will consider entering at a given time, demand for the Company's products, internal funding and the financial condition of the Company, product roll- out, competition, our dependence upon our commercial partners, variations in the global commodities markets and other commercial matters involving the Company, its products and the markets in which the Company operates or seeks to enter, as well as general economic conditions. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Marijuana, as defined in the U.S. Controlled Substances Act, remains a Schedule I drug under the respective act, making it illegal under federal law in the U.S. to, among other things, cultivate, distribute or possess cannabis. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money laundering legislation. Please carefully review the Company's SEC filings with respect to related risk factor.

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/8b106030-b903-464a-bdf6- 2a75a5aeefec